Exhibit 99.1

QIWI Announces Filing of Form 15F to Deregister with the U.S. Securities and Exchange Commission

NICOSIA, CYPRUS – December 30, 2024 – QIWI plc (AIX and MOEX: QIWI) (“QIWI”, “Group” or the “Company”), an innovative provider of cutting-edge fintech services, today announced that it filed a Form 15F with the U.S. Securities and Exchange Commission (the “SEC”) with the intention of terminating the registration of its American Depositary Shares (the “ADSs”), each representing one class B ordinary share, having a nominal value of EUR 0.0005 (ISIN: US74735M1080) and its reporting obligations under Sections 13(a) and Section 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Thereafter, the Company’s ordinary reporting obligations under the Exchange Act will be suspended unless the Form 15F is subsequently withdrawn or denied.
Deregistration with the SEC and termination of the Company’s reporting obligations under the Exchange Act (collectively, the “Deregistration”) are expected to become effective 90 days after its filing of Form 15F with the SEC. Once the Form 15F is filed, the Company will publish the information required under Rule 12g3-2(b) of the Exchange Act on its website, https://qiwi.global/.
QIWI decided to proceed with the Deregistration in light of the decision of the Nasdaq Stock Market LLC (the “Nasdaq” or the “Exchange”) to cancel the listing of the Company’s ADSs on Nasdaq Stock Market LLC (the “Delisting”), as previously disclosed in the Company’s press release published on September 16, 20241. The Delisting became effective at the opening of the trading session on September 16, 2024. It is the Company’s assessment that, following the Delisting, the burden of maintaining the SEC registration significantly outweighs the benefits of the same.
Notwithstanding the Deregistration, the Company intends to maintain its ADS program after the Deregistration, and the trading of the Company’s ADSs on the Astana International Exchange (“AIX”) and the Moscow Exchange (“MOEX”) remains unaffected and continues as usual. Holders of the Company’s ADSs are not required to take any additional actions in connection with the abovementioned event.
The Deregistration does not impact the Company’s business operations and financial position. The Company remains highly committed to protecting the interests of its ADR holders and all shareholders.
About QIWI plc.
QIWI Global is an innovative provider of cutting-edge fintech services. We stand at the forefront of fintech innovations to facilitate and secure the digitalization of payments. Our mission is to create adaptive fintech solutions that connect companies and millions of people in the changing world. We offer a wide range of payment and financial service products for merchants and B2C clients across various digital use-cases.
QIWI's American depositary shares are listed on the Astana International Exchange and Moscow Exchange (ticker: QIWI). For more information, visit qiwi.global.

Contact
Investor Relations
+357.25028091
ir@qiwi.global

1 https://qiwi.global/news-and-events/press-releases/4108598/

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding the events falling after the date of this press-release.
Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of QIWI to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to, the macroeconomic conditions in each country of our presence, growth in each of our markets, competition, the introduction of new products and services and their acceptance by consumers, QIWI’s ability to estimate the market risk and capital risk associated with new projects, a decline in net revenue yield, regulation, QIWI’s ability to grow physical and virtual distribution channels, cyberattacks and security vulnerabilities in QIWI’s products and services, QIWI’s ability to expand geographically, the risk that new projects will not perform in accordance with its expectations and other risks identified under the Caption “Risk Factors” in QIWI’s Annual Report on Form 20-F and in other reports QIWI files with the U.S. Securities and Exchange Commission. QIWI undertakes no obligation to revise any forward-looking statements or to report future events that may affect such forward-looking statements unless QIWI is required to do so by law.